Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 of UnumProvident Corporation pertaining to the UnumProvident Corporation Amended and Restated Employee Stock Purchase Plan of UnumProvident Corporation of our reports dated (a) March 7, 2005, with respect to the consolidated financial statements and schedules of UnumProvident Corporation included in its Annual Report (Form 10-K) for year ended December 31, 2004, and UnumProvident Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of UnumProvident Corporation, and (b) dated June 22, 2004, with respect to the financial statements and schedules of the UnumProvident 401(k) Retirement Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

March 14, 2005